Exhibit 99.1

Steel Partners and Steel Connect Announce Termination of Merger

NEW YORK, NY and SMYRNA, TN—November 15, 2022—Steel Connect, Inc. (NASDAQ: STCN), a holding company (the “Company” or “Steel Connect”), announced today that Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company (“Parent” or “Steel Partners”) has terminated the merger agreement (the “Merger Agreement”) among Company, Parent and SP Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), dated June 12, 2022, pursuant to which Steel Partners would have acquired all of the common stock of Steel Connect not already owned by the Parent Parties (the “Merger”). The Merger Agreement was terminated by Parent following the failure to approve the Merger by a majority of the outstanding shares of common stock of the Company not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, as required pursuant to the terms of the Merger Agreement.

As a result of the termination, Steel Connect will not become a wholly owned subsidiary of Steel Partners and will remain a publicly traded company on NASDAQ under the symbol “STCN”.

Final results for the annual meeting of the stockholders of the Company will be made available in the Company’s filings with the U.S. Securities and Exchange Commission.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company with a wholly owned subsidiary, ModusLink Corporation, which serves the supply chain management markets.

INVESTOR CONTACTS:

Steel Partners Holdings L.P.

jgolembeske@steelpartners.com or (212) 520-2300

Steel Connect, Inc.

investorrelations@steelconnectinc.com or (914) 461-1276